UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2023

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

3850 Hamlin Road,	Auburn Hills,	Michigan	48326
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BWA	New York Stock Exchange
1.00% Senior Notes due 2031	BWA31	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On September 22, 2023, BorgWarner Inc. (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and other lenders under which the lenders committed to provide loans under an unsecured revolving credit facility (the “Credit Facility”) in an initial maximum principal amount of up to $2.0 billion. The Company may increase the aggregate amount of the credit facilities under the Credit Agreement from time to time by an aggregate amount of up to $1.0 billion, provided that certain conditions are satisfied, including that the Company is not in default under the Credit Agreement and that the Company obtains the consent of the lenders participating in the increase. The Credit Agreement amends and restates in its entirety the Fourth Amended and Restated Credit Agreement, dated as of March 13, 2020, among the Company and Bank of America, N.A., as administrative agent, and other lenders identified therein (the “Existing Credit Agreement”).

The commitments of the lenders under the Credit Facility mature on September 22, 2028, unless extended by the lenders, at their option upon request by the Company. Interest under the Credit Facility accrues at varying rates based upon (i) the type of borrowing under the Credit Facility and (ii) the rating by certain specified rating agencies of the Company’s outstanding senior, unsecured, long-term indebtedness as of the applicable date of borrowing.

The Credit Agreement includes a financial covenant that requires the Company to maintain a consolidated leverage ratio (i.e., as at the last day of any period of four consecutive fiscal quarters of the Company, the ratio of consolidated total debt on such day to consolidated EBITDA for such period) of not more than 3.50 to 1.00. Upon the closing of certain acquisitions, the Company, at its option, may temporarily increase the consolidated leverage ratio to 3.75 to 1.00.

The Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults or a change in control of the Company. The Credit Agreement also contains a provision permitting the lenders to accelerate the repayment of all loans outstanding under the Credit Facility during an event of default.

None of the Company or any of its affiliates has a material relationship with any lender in the Credit Facility other than in respect of the Credit Facility and other customary banking relationships.

Any proceeds from the Credit Facility will be used by the Company for general corporate purposes. No new borrowings were made at the closing of the Credit Agreement and no loans were outstanding under the Existing Credit Agreement at closing.

The descriptions of the Credit Agreement are qualified in their entirety by reference to the full text of the Credit Agreement, the form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits. The following exhibits are being furnished as part of this Report.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fifth Amended and Restated Credit Agreement dated as of September 22, 2023, among BorgWarner Inc., Bank of America, N.A., as Administrative Agent for the Lenders and as Swingline Lender and an Issuing Bank, and the Lenders party thereto from time to time

104.1	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BorgWarner Inc.

Date: September 22, 2023	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary